EXHIBIT (a)(25)

NORTHERN INSTITUTIONAL FUNDS

(a Delaware statutory trust)

AMENDMENT NO. 24 TO THE AGREEMENT

AND DECLARATION OF TRUST

This Amendment No. 24 (the “Amendment”) to the Agreement and Declaration of Trust of Northern Institutional Funds (the “Trust”) amends, effective October 7, 2016, the Agreement and Declaration of Trust of the Trust dated as of July 1, 1997, as amended (the “Declaration of Trust”).

WHEREAS, under Article V, Section 2 of the Declaration of Trust, the Trustees have full power and authority, in their sole discretion and without obtaining shareholder approval, to abolish any one or more series or classes of shares; and

WHEREAS, the Trustees have voted to approve the termination of the Tax-Exempt Portfolio;

NOW, THEREFORE, the Declaration of Trust is hereby amended as follows:

1. The Tax-Exempt Portfolio of the Trust is abolished and terminated.

2. All references in the Declaration of Trust to the “Declaration” shall mean the Declaration of Trust as amended by this Amendment.

3. Except as specifically amended by this Amendment, the Declaration of Trust is hereby confirmed and remains in full force and effect.